Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse® The Capital Grille® Bahama Breeze® Seasons 52® www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

Contacts:
	(Analysts)	Matthew Stroud	(407) 245-6458
FOR RELEASE	(Media)	Rich Jeffers	(407) 245-4189
March 24, 2011
4:30 PM ET

DARDEN RESTAURANTS REPORTS 14% INCREASE IN THIRD QUARTER

DILUTED NET EARNINGS PER SHARE AND ANNOUNCES

QUARTERLY DIVIDEND OF 32 CENTS PER SHARE

ORLANDO, FL, Mar. 24 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the fiscal third quarter ended February 27, 2011.

Highlights for the third quarter include the following:

•

Net earnings from continuing operations for the third quarter were $151.7 million, or $1.08 per diluted share, on sales of $1.98 billion. Last year, third quarter net earnings from continuing operations were $134.8 million, or 95 cents per diluted share, on sales of $1.87 billion.

•

Total third quarter sales from continuing operations of $1.98 billion represent a 5.5% increase over the prior year and reflects the Company’s operation of 66 net new restaurants compared to prior year, 0.9% blended U.S. same-restaurant sales growth for Olive Garden, Red Lobster and LongHorn Steakhouse and strong same-restaurant sales growth for Darden’s Specialty Restaurant Group.

•

The 0.9% blended U.S. same-restaurant sales growth for the Company’s three large full-service brands for the quarter compares to an estimated 0.1% increase in the Knapp-Track™ benchmark for U.S. casual dining same-restaurant sales, excluding Darden. Among the Company’s large full-service brands, U.S. same-restaurant sales for the third quarter were flat at Olive Garden, up 0.1% at Red Lobster and up 6.1% at LongHorn Steakhouse.

•

The Company’s Board of Directors declared a quarterly dividend of 32 cents per share on the Company’s outstanding common stock. The dividend is payable on May 2, 2011 to shareholders of record at the close of business on April 8, 2011.

•

The Company purchased 2.3 million shares of its common stock during the quarter. Since commencing its repurchase program in December 1995, the Company has purchased 160.4 million shares for $3.29 billion.

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“The casual dining industry’s same-restaurant sales results this quarter, despite severe winter weather for much of the period, is further evidence that economic conditions continue to improve,” said Clarence Otis, the Company’s Chairman and Chief Executive Officer. “And we’re pleased we were able to leverage the better environment to once again produce strong earnings growth. Even with the economic improvement we’re seeing, it’s important to have product news that’s highly relevant given today’s still more fragile than normal emotional and financial circumstances. The final month of the quarter, Olive Garden’s promotion was not as effective as we’d hoped while we enjoyed much stronger than anticipated promotional effectiveness at both Red Lobster and LongHorn Steakhouse. Looking ahead, we’re confident in our promotional and other strategies and that we’re well positioned to continue to grow market share and deliver competitively superior earnings growth.”

Operating Highlights

OLIVE GARDEN’S third quarter sales of $907 million were 4.3% above prior year, driven by revenue from 33 net new restaurants. For the quarter, on a percentage of sales basis, lower restaurant labor expenses and restaurant expenses were partially offset by increased food and beverage expenses, selling, general and administrative expenses and depreciation expenses. The net result was an increase in operating profit and operating profit as a percentage of sales for the quarter.

RED LOBSTER’S third quarter sales of $663 million were 1.2% higher than prior year, driven by revenue from two net new restaurants and a U.S. same-restaurant sales increase of 0.1%. For the quarter, on a percentage of sales basis, lower restaurant labor expenses and restaurant expenses were partially offset by increased food and beverage expenses, selling, general and administrative expenses and depreciation expenses. The net result was an increase in operating profit and operating profit as a percentage of sales for the quarter.

LONGHORN STEAKHOUSE’S third quarter sales of $268 million were 12.6% above prior year, driven by revenue from 21 net new restaurants and its same-restaurant sales increase of 6.1%. For the quarter, on a percentage of sales basis, lower food and beverage expenses, restaurant labor expenses and depreciation expenses were partially offset by increased selling, general and administrative expenses, resulting in an increase in operating profit and operating profit as a percentage of sales for the quarter.

THE SPECIALTY RESTAURANT GROUP’S third quarter sales of $139 million were 25.0% above prior year, driven by same-restaurant sales increases of 8.4% at The Capital Grille, 3.4% at Bahama Breeze and 4.2% at Seasons 52. Additionally, sales growth reflected revenue from four new restaurants at The Capital Grille, one new restaurant at Bahama Breeze and six new restaurants at Seasons 52.

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Fiscal December, January and February 2011 U.S. Same-Restaurant Sales Results

Darden reported that U.S. same-restaurant sales for its three large brands for the fiscal months of December, January and February as compared to the prior year were as follows:

Olive Garden	December	January	February
Same-Restaurant Sales	-0.9%	1.2%	0.0%
Same-Restaurant Traffic	-2.4%	-0.2%	-0.9%
Pricing	1.6%	1.7%	1.7%
Menu-mix	-0.1%	-0.3%	-0.8%

Red Lobster	December	January	February
Same-Restaurant Sales	1.9%	1.0%	-2.3%
Same-Restaurant Traffic	-0.6%	-0.6%	-2.5%
Pricing	1.3%	1.3%	1.3%
Menu-mix	1.2%	0.2%	-1.1%

LongHorn Steakhouse	December	January	February
Same-Restaurant Sales	2.9%	6.8%	9.1%
Same-Restaurant Traffic	0.9%	5.4%	7.6%
Pricing	1.9%	2.0%	1.9%
Menu-mix	0.1%	-0.6%	-0.4%

A number of factors affected monthly same-restaurant sales and traffic results for all three brands this quarter. These include (1) a Saturday Christmas Day and New Year’s Day this year vs. a Friday Christmas Day and New Year’s Day last year (which adversely affected December results for all three brands); (2) a Monday Valentine’s Day this year vs. a Sunday Valentine’s Day last year (which positively affected February results for all three brands); (3) a later start to the Lenten season this year (which adversely affected Red Lobster’s, and positively affected LongHorn Steakhouse’s, February results); and (4) more severe winter weather in December and January, but less severe winter weather in February compared to last year. Please see the table below for additional information.

Fiscal December, January and February 2011 U.S. Same-Restaurant Sales Impacts

	December	January	February

Olive Garden	(160 bps)	(110 bps)	140 bps

Holidays	(120 bps)	10 bps	110 bps
Weather	(40 bps)	(120 bps)	30 bps

Red Lobster	(80 bps)	(150 bps)	(140 bps)

Holidays	(30 bps)	10 bps	(180 bps)*
Weather	(50 bps)	(160 bps)	40 bps

LongHorn Steakhouse	(90 bps)	(120 bps)	330 bps

Holidays	(20 bps)	20 bps	160 bps
Weather	(70 bps)	(140 bps)	170 bps

*	Includes the combined negative sales impact of the Lenten period and Lobsterfest promotional shift (320 bps)

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Fiscal 2011 Outlook

Darden anticipates that diluted net earnings per share growth from continuing operations for fiscal 2011 will be approximately +19%, which is slightly higher than the previous outlook of +17% to +18% diluted net earnings per share growth. This compares to reported diluted net earnings per share from continuing operations of $2.86 in fiscal 2010. The Company also affirmed that its earnings expectations for the fiscal year are based on (1) blended U.S. same-restaurant sales in fiscal 2011 for Olive Garden, Red Lobster and LongHorn Steakhouse of approximately +1.5% to +2.0%; (2) the opening of approximately 70 to 75 net new restaurants in fiscal 2011; and (3) total sales growth of approximately +5.5% in fiscal 2011.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.1 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected diluted net earnings per share growth and U.S. same-restaurant sales for the fiscal year, total sales growth, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

2/27/11		2/28/10
666	Red Lobster USA	664
28	Red Lobster Canada	28

694	Total Red Lobster	692

737	Olive Garden USA	704
6	Olive Garden Canada	6

743	Total Olive Garden	710

347	LongHorn Steakhouse	326

44	The Capital Grille	40

25	Bahama Breeze	24

15	Seasons 52	9

—	Other	1

1,868	Total Restaurants	1,802

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	Quarter Ended		Nine Months Ended

	2/27/11	2/28/10	2/27/11	2/28/10
Sales	$1,976.8	$1,874.0	$5,509.8	$5,249.3
Costs and expenses:
Cost of sales:
Food and beverage	571.3	539.3	1,573.5	1,510.9
Restaurant labor	621.2	613.0	1,771.9	1,744.7
Restaurant expenses	285.9	277.9	839.9	802.8

Total cost of sales (1)	$1,478.4	$1,430.2	$4,185.3	$4,058.4
Selling, general and administrative	194.8	169.5	555.9	510.7
Depreciation and amortization	80.5	78.1	235.2	224.8
Interest, net	24.0	20.8	72.1	69.0

Total costs and expenses	$1,777.7	$1,698.6	$5,048.5	$4,862.9
Earnings before income taxes	199.1	175.4	461.3	386.4
Income taxes	(47.4)	(40.6)	(120.5)	(95.4)

Earnings from continuing operations	$151.7	$134.8	$340.8	$291.0
Losses from discontinued operations, net of tax benefit of $0.3, $0.3, $1.2, and $1.3, respectively	(0.5)	(0.5)	(2.0)	(2.1)

Net earnings	$151.2	$134.3	$338.8	$288.9

Basic net earnings per share:
Earnings from continuing operations	$1.11	$0.97	$2.48	$2.09
Losses from discontinued operations	—	$(0.01)	$(0.02)	$(0.01)
Net earnings	$1.11	$0.96	$2.46	$2.08

Diluted net earnings per share:
Earnings from continuing operations	$1.08	$0.95	$2.42	$2.05
Losses from discontinued operations	—	$(0.01)	$(0.02)	$(0.01)
Net earnings	$1.08	$0.94	$2.40	$2.04

Average number of common shares outstanding:
Basic	136.4	139.3	137.5	139.0
Diluted	140.0	142.3	141.0	141.8

(1) Excludes restaurant depreciation and amortization as follows:	$74.5	$73.2	$219.0	$212.4

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	2/27/2011	5/30/2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89.7	$248.8
Receivables, net	72.3	53.2
Inventories	326.9	220.8
Prepaid income taxes	3.7	1.5
Prepaid expenses and other current assets	78.3	52.4
Deferred income taxes	127.8	101.8

Total current assets	$698.7	$678.5
Land, buildings and equipment, net	3,553.5	3,403.7
Goodwill	517.2	517.3
Trademarks	454.0	454.0
Other assets	191.4	193.9

Total assets	$5,414.8	$5,247.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$274.7	$246.4
Short-term debt	64.0	—
Accrued payroll	161.3	161.8
Accrued income taxes	—	1.0
Other accrued taxes	66.5	62.0
Unearned revenues	229.6	167.2
Current portion long-term debt	75.0	225.0
Other current liabilities	460.3	391.2

Total current liabilities	$1,331.4	$1,254.6
Long-term debt, less current portion	1,407.6	1,408.7
Deferred income taxes	323.9	268.6
Deferred rent	182.6	170.1
Obligations under capital leases, net of current installments	56.4	57.6
Other liabilities	189.4	193.8

Total liabilities	$3,491.3	$3,353.4

Stockholders’ equity:
Common stock and surplus	$2,383.1	$2,297.9
Retained earnings	2,828.2	2,621.9
Treasury stock	(3,216.7)	(2,943.5)
Accumulated other comprehensive income (loss)	(61.4)	(71.1)
Unearned compensation	(9.7)	(11.2)

Total stockholders’ equity	$1,923.5	$1,894.0

Total liabilities and stockholders’ equity	$5,414.8	$5,247.4

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DARDEN RESTAURANTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended

	2/27/11	2/28/10

Cash flows—operating activities
Net earnings	$338.8	$288.9
Losses from discontinued operations, net of tax	2.0	2.1
Adjustments to reconcile net earnings to cash flows:
Depreciation and amortization	235.2	224.8
Asset impairment	4.3	3.9
Stock-based compensation expense	48.7	37.7
Change in current assets and liabilities and other, net	33.7	195.2

Net cash provided by operating activities of continuing operations	$662.7	$752.6

Cash flows—investing activities
Purchases of land, buildings and equipment	(390.1)	(324.1)
Proceeds from disposal of land, buildings and equipment (including assets held for disposal)	5.8	11.3
Increase in other assets	(6.2)	(7.9)

Net cash used in investing activities of continuing operations	$(390.5)	$(320.7)

Cash flows—financing activities
Proceeds from issuance of common stock	49.9	28.6
Dividends paid	(132.0)	(104.7)
Purchases of treasury stock	(275.9)	(16.5)
Income tax benefits credited to equity	12.7	8.5
Proceeds from issuance (repayments) of short-term debt, net	64.0	(150.0)
ESOP note receivable repayment	1.5	1.2
Principal payments on capital leases	(1.0)	(0.9)
Repayment of long-term debt	(151.5)	(1.2)

Net cash used in financing activities of continuing operations	$(432.3)	$(235.0)

Cash flows – discontinued operations
Net cash used in operating activities of discontinued operations	(2.1)	(1.0)
Net cash provided by investing activities of discontinued operations	3.1	1.5

Net cash provided by discontinued operations	$1.0	$0.5

(Decrease) increase in cash and cash equivalents	(159.1)	197.4
Cash and cash equivalents - beginning of period	248.8	62.9

Cash and cash equivalents - end of period	$89.7	$260.3

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